Exhibit 99.1

Stellar Biotechnologies Reports Second Quarter 2017 Financial Results

- Late-stage customer clinical studies drive plans for increased capacity.

- Operating expenses in line with expectations.

LOS ANGELES, Calif., May 9, 2017 – Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy development pipelines targeting cancers, Alzheimer’s, diabetes and lupus, among other diseases, today reported financial results for the three and six months ended March 31, 2017 and provided an update on its business.

During the second quarter, the company announced, among other activities, that it had entered into an exclusive agreement with a biopharmaceuticals manufacturer to supply Stellar KLH for clinical development studies for metastatic breast cancer and other cancers. The company also signed a technology transfer and purchase agreement with a vaccine biotechnology company related to Stellar’s proprietary Clostridium difficile technology and licensed rights. Stellar Biotechnologies continues to advance plans to optimize its manufacturing systems for commercial-scale production quantities.

“In the second quarter, we delivered on a number of strategic objectives, including expanding our opportunities for growth,” said Stellar President and CEO Frank Oakes. “We continue to closely monitor the progress of our customers as they generate the next set of clinical results and inflection points for our business.”

Stellar Chief Financial Officer Kathi Niffenegger reported that expenditures for the first half of fiscal year 2017 were in line with management’s expectations and included additional investments to increase the scalability and throughput capacity of the company’s KLH production and manufacturing processes. “Our spending in the first half of fiscal 2017 reflects our focus on managing upfront development costs and capital expenditures while investing in the people, processes and resources we need to meet our customers’ near and long-term product forecasts,” she said.

Financial Results

Three months ended March 31, 2017

Total revenues were $0.06 million for the quarter ended March 31, 2017 compared to $0.33 million for same period last year. The change was due to a decrease in product sales volume. While the company’s customer base has not changed significantly, product sales volumes are subject to variability associated with the rate of development and progression of clinical studies of third-party products that utilize Stellar KLH. For the three months ended March 31, 2017, product sales consisted of lower volume orders for pre-clinical studies and immune system assays. For the three months ended March 31, 2016, product sales primarily consisted of higher volume orders for later stage clinical studies. The rate of progression towards later stage studies is expected to continue to affect the timing and volume of future product sales.

Total expenses decreased by $0.21 million to $1.21 million for the quarter ended March 31, 2017 compared to $1.42 million for the same period last year.

•	Costs of sales and contract services decreased by $0.20 million to $0.07 million for the quarter ended March 31, 2017 compared to $0.27 million for the same period last year primarily due to decreased product sales.

•	Research and development expenses remained relatively unchanged at $0.33 million for the quarter ended March 31, 2017 compared to $0.31 for the same period last year.

•	General and administrative expenses remained relatively unchanged at $0.75 million for the quarter ended March 31, 2017 compared to $0.77 million for the same period last year.

For the quarter ended March 31, 2017, Stellar reported a net loss of $1.10 million, or $0.11 per basic share, compared to a net loss of $0.86 million, or $0.10 per basic share, for the same period last year.

Six months ended March 31, 2017

Total revenues were $0.20 million for the six months ended March 31, 2017 compared to $0.81 million for the same period last year. The change was primarily due to a decrease in product sales. While the company’s customer base has not changed significantly, product sales volumes are subject to variability associated with the rate of development and progression of clinical studies of third-party products that utilize Stellar KLH. For the six months ended March 31, 2017, product sales consisted of KLH for clinical and pre-clinical studies and immune system assays. For the six months ended March 31, 2016, product orders primarily consisted of higher volume orders for later stage clinical studies. Total revenues were also impacted by a decrease in the number of significant customers who purchased the company’s products and services, with two customers representing 88% of total revenue for the current period compared to five customers representing 90% of total revenue for the same period last year.

Total expenses decreased by $0.45 million to $2.77 million for the six months ended March 31, 2017 compared to $3.22 million for the same period last year.

•	Costs of sales and contract services decreased by $0.43 million to $0.15 million for the six months ended March 31, 2017 compared to $0.58 million for the same period last year primarily due to decreased product sales.

•	Research and development expenses increased by $0.19 million to $0.79 million for the six months ended March 31, 2017 compared to $0.60 million for the same period last year. The increase was primarily due to research and development activities intended to increase the scalability and throughput capacity of existing manufacturing systems; improvements in analytical, manufacturing, and purification processes; stability studies; and formulation development.

•	General and administrative expenses decreased by $0.20 million to $1.68 million for the six months ended March 31, 2017 compared to $1.87 million for the same period last year primarily due to reduced legal and professional fees and public company expenses.

For the first half of fiscal year 2017, Stellar reported a net loss of $2.59 million, or $0.26 per basic share, compared to a net loss of $2.49 million, or $0.30 per basic share, for the same period last year.

Working Capital

At March 31, 2017, the company had working capital of approximately $8.92 million. Cash, cash equivalents and short-term investments totaled $8.60 million.

Additional Information

Stellar will file its Form 10-Q for the quarter ended March 31, 2017 with the Securities and Exchange Commission on May 9, 2017. To view the company’s filings, please visit the website of the Securities and Exchange Commission at www.sec.gov. To view the company’s filings with the Canadian Securities Administrators (CSA), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA’s SEDAR website at www.sedar.com.

About Stellar Biotechnologies

Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer’s and inflammatory diseases) as well as a finished product for measuring immune status. Stellar is unique in its proprietary methods, facilities, and KLH technology. The company is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

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Stellar Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “will,” “would,” “could,” “should,” “might,” “potential,” or “continue” and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; anticipated requirements for operating capital; governmental regulations and the ability or failure to comply with governmental regulations; changes in trade policy and international law; the timing of Stellar’s or its partners’ anticipated results, including in connection with clinical trials; the ability to meet the goals of Stellar’s joint ventures and strategic partnerships; and other factors referenced in Stellar’s filings with securities regulators. For a discussion of further risks and uncertainties related to the Stellar’s business, please refer to Stellar’s public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Contact
Gary Koppenjan
Stellar Biotechnologies
(805) 488-2800
IR@stellarbiotech.com

Condensed Interim Consolidated Statements of Operations
(Unaudited - Prepared by Management)
(Expressed in US Dollars)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2017	2016	2017	2016

Revenues:
Product sales	$13,019	$326,335	$154,875	$782,495
Contract services revenue	50,000	-	50,000	32,000

Total Revenues	63,019	326,335	204,875	814,495

Expenses:
Costs of sales and contract services	71,443	268,901	150,008	580,964
Costs of aquaculture	63,402	79,249	148,237	164,162
Research and development	329,371	309,062	790,236	597,911
General and administrative	746,360	765,066	1,678,427	1,874,755

Total Expenses	1,210,576	1,422,278	2,766,908	3,217,792

Loss from Operations	(1,147,557)	(1,095,943)	(2,562,033)	(2,403,297)

Other Income (Loss):
Foreign exchange gain (loss)	35,227	226,764	(42,163)	117,636
Loss in fair value of warrant liability	-	-	-	(211,956)
Other income	8,653	8,169	15,647	14,004

Income tax expense	-	-	800	7,200

Net Loss	$(1,103,677)	$(861,010)	$(2,589,349)	$(2,490,813)

Loss per common share:
Basic and diluted	$(0.11)	$(0.10)	$(0.26)	$(0.30)

Weighted average number of common shares outstanding:
Basic and diluted	10,136,258	8,448,758	10,136,258	8,410,835

Condensed Interim Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(Expressed in US Dollars)

	March 31,	September 30,
	2017	2016

Assets:
Cash, cash equivalents and short-term investments	$8,595,586	$11,405,698
Other current assets	753,098	693,957
Noncurrent assets	874,305	838,149

Total Assets	$10,222,989	$12,937,804

Liabilities and Shareholders’ Equity:
Accounts payable and accrued liabilities	$433,384	$623,644
Shareholders’ equity	9,789,605	12,314,160

Total Liabilities and Shareholders’ Equity	$10,222,989	$12,937,804

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited - Prepared by Management)
(Expressed in US Dollars)

	Six Months Ended
	March 31,	March 31,
	2017	2016

Cash Flows Used In Operating Activities:
Net loss	$(2,589,349)	$(2,490,813)
Items not affecting cash:
Depreciation and amortization	90,720	68,732
Share-based compensation	64,794	167,329
Foreign exchange loss	42,163	(117,636)
Loss in fair value of warrant liability	-	211,956
Changes in working capital items	(249,525)	(87,094)

Net cash used in operating activities	(2,641,197)	(2,247,526)

Cash Flows From Investing Activities:
Acquisition of property, plant and equipment	(126,876)	(263,242)
Purchase of short-term investments	(2,005,570)	(2,005,818)
Proceeds on sales and maturities of short-term investments	2,000,000	5,021,827

Net cash provided by (used in) investing activities	(132,446)	2,752,767

Cash Flows From Financing Activities:
Proceeds from exercise of warrants and options	-	1,368,260

Net cash provided by financing activities	-	1,368,260

Effect of exchange rate changes on cash and cash equivalents	(42,039)	132,723

Net change in cash and cash equivalents	(2,815,682)	2,006,224

Cash and cash equivalents - beginning of period	7,416,904	3,955,503

Cash and cash equivalents - end of period	$4,601,222	$5,961,727